EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT made to have effect the 1st day of February, 1999.

BETWEEN:

             MDSI MOBILE DATA SOLUTIONS INC., a body corporate duly incorporated under the laws of Canada and having its offices at 10271 Shellbridge Way, Richmond, B.C. V6X 2W8

             (the "Company")

AND:

             ROBERT G. CRUICKSHANK, a resident of British Columbia, having an address at 4139 Crown Crescent, Vancouver, B.C. V6R 2A8

             (the "Executive")



     WHEREAS the Company wishes to employ the Executive and the Executive is willing to accept such employment upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth the parties hereto mutually covenant and agree as follows:

1.   EMPLOYMENT

1.1 The Company hereby employs the Executive to be the President and Chief Operating Officer of the Company and the Executive hereby accepts such employment. The Executive shall report to the Chief Executive Officer of the Company and shall perform all duties and have all authority incident to the position of President and Chief Operating Officer of the Company and such additional duties as he may from time to time be reasonably required to perform, and such additional authority as he may from time to time be given, by the Chief Executive Officer.

1.2 Without limiting or restricting in any manner the generality of the foregoing, the work and services to be performed by the Executive will include the following responsibilities and authority:

     (i) Assisting in developing and achieving the vision of the Company, its corporate strategies and tactics;

     (ii) Assisting the Chief Executive Officer in managing and shaping the Company's management team;

     (iii)     Assuming   responsibility  for  implementing  and  achieving  the
               Company's vision, strategies, goals and programs; and

     (iv)      Assuming   responsibility  for  the  operations  of  the  Company
               including its operating performance on a quarter by quarter basis.

1.3 The Executive shall perform his duties out of the Richmond office of the Company or out of such other office in the lower mainland area of British Columbia which the Company shall establish and designate as its Vancouver head office. The Executive's duties will involve extensive domestic and international travel.


2.   EXCLUSIVE SERVICE

     Except as expressly provided the Executive shall, during his employment with the Company, devote his entire attention on a full time basis to the business of the Company. Provided he obtains the prior written approval of the Chief Executive Officer the Executive may, during his employment with the Company undertake work as a director or consultant to any other company, firm or individual that is not in competition with the Company. At this time the Company acknowledges the Executive has obligations as a Director of Realm Group Inc. and St George's School.

3.   SALARY AND BONUSES

3.1 The Company shall pay the Executive an annual base salary ("Base Salary") of Canadian $240,000 gross payable bi-monthly which shall be increased as follows:

     (i)       On January 1, 2000 by an amount of 10%; and

     (ii) On January 1 of each year of employment commencing 2001 by a cost of living increase corresponding with the rate of inflation for the immediately preceding year identified in the Consumer Price Index for Vancouver published by Statistics Canada which shall in no case be less than 2.5% per year;

     (iii) Notwithstanding (i) or (ii) above the Company will undertake a review of the Executive's compensation every three years or sooner if deemed necessary by the CEO or the compensation committee of the Board of Directors.

3.2  The Company shall pay the Executive the following incentive bonuses:

     (i) a primary bonus (the "Target Incentive") of up to 40% of Base Salary to be paid upon the Company achieving quarterly revenue, earnings per share and corporate targets established by the Board of Directors and communicated to the external market. This bonus shall be earned and paid in accordance with the details of the Target Incentive Plan attached as Schedule 1 to this Agreement; and

     (ii) a secondary bonus (the "Performance Incentive") of up to 40% of Base Salary to be paid upon the Company achieving internal performance targets established by the Board of Directors. This bonus shall be earned and paid in accordance with the details of the Performance Incentive Plan attached as Schedule 2 to this Agreement.

3.3 All payment of salary or bonus shall be subject to deduction of all applicable Federal and Provincial income tax, unemployment insurance, Canada Pension deductions and other deductions required at law or made pursuant to this Agreement.

4.   PERQUISITES AND EXPENSES

4.1 The Company shall provide the Executive with an annual flexible pre-tax perquisite of Canadian $5,000. Any tax which may be applicable to this payment shall be paid by the Executive.

4.2 The Company shall provide to the Executive the following expenses, equipment and allowances:

     (i) reimbursement for all reasonable and necessary expenses incurred by the Executive in the conduct of the business of the Company in accordance with travel and expense policies established by the Company from time to time;

     (ii) appropriate hardware/software, including cell phone, pager, and a portable computer selected by the Company to permit the Executive to operate effectively while away from the office or at home and associated costs; and

     (iii) an allowance of Canadian $15,000 per year to cover the leasing and operating costs of an automobile. This allowance will be indexed to the rate of inflation indicated in the Consumer Price Index for Canada as published by Statistics Canada and adjusted accordingly on the first day of January in each year of employment commencing on January 1, 2000.

5.   STOCK OPTIONS

5.1 The Executive shall be entitled to participate in the Employee Stock Purchase Plan as established by the Company and amended from time to time. A copy of that Plan has been supplied to the Executive who acknowledges its receipt.

5.2  In  addition,  the  Executive  shall be  entitled  to the  following  Stock
Options:

     (i) an option to purchase 100,000 Company shares at a price of Canadian $20 per share. The option to purchase the first 20,000 of these shares shall vest upon the first day of the Executive's employment and the option to purchase the remaining 80,000 of these shares shall vest cumulatively in equal monthly amounts on the first day of each of the subsequent 48 months; and

     (ii) a further option to purchase 12,500 Company shares per year in each of the five years from and including 2001 to 2005. The option to purchase shall vest on the first day of January in each of the five years and may be exercised at fair market value which shall be the closing price of Company shares on the Toronto Stock Exchange ("TSE") on the last trading day prior to the date of grant.

5.3 Stock options which have vested may be exercised at any time up to five years from the date of grant. Subject to the provisions of Sections 12, 13 and 15 below, those stock options which have not vested by the date of termination of the Executive's employment with the

Company shall expire automatically as of that date. Upon termination of his employment by resignation (except a resignation under section 13 or 15), the Executive shall have a period of thirty (30) days in which to exercise vested share purchase options, failing which those options shall expire automatically.

5.4 The stock options granted to the Executive in Section 5.2 are made in accordance with the Company's Stock Option Plan as amended from time to time by the Company. A copy of this plan have been supplied to the Executive who acknowledges its receipt.

6.   VACATION

6.1  The Executive shall be entitled to vacation as follows:

          1999                      -        four weeks vacation
          2000                      -        five weeks vacation
          each year thereafter      -        six weeks vacation.

7.   BENEFITS

7.1 The Executive shall receive those benefits (including medical, dental, extended health insurance, short and long term disability, life insurance and family assistance) which are provided to Canadian based employees in the Company Employee Benefit Program in effect upon the Executive's employment date as that Program may be modified from time to time. A copy of the Program has been supplied to the Executive who acknowledges its receipt. In addition to this plan the Company will provide the Executive with supplemental life insurance to bring the Executive's total life insurance coverage to $1,000,000. The Executive shall be entitled to participate in any separate benefit package which the Company may subsequently develop for senior management.

8.   SICK LEAVE

8.1 If the Executive shall, at any time, by reason of illness or mental or physical disability, be incapacitated from carrying out the terms of this Agreement, he shall furnish the Directors of the Company with medical evidence to prove such incapacity and the cause thereof, and shall receive his full salary for a period of 180 days or until long term disability begins whichever period is shorter.

9.   CONFIDENTIAL INFORMATION

9.1 The Executive acknowledges that as President and Chief Operating Officer of the Company, he holds a fiduciary position and owes to the Company a duty of utmost loyalty and good faith. The Executive agrees to serve the Company well and faithfully and to the best of his ability, and to use his best efforts to promote its interests.

9.2 The Executive acknowledges that in the exercise of his duties with the Company he will develop and receive information which is proprietary or confidential to the Company, which information may include but shall not be limited to: intellectual property; know-how; trade secrets and processes; product specifications; methods of doing business; information with respect to the Company's organization; information with respect to the Company's financial affairs and business plans; information with respect to the Company's pricing policies; sales and marketing plans; information with respect to the identity and special needs of the Company's customers (the "Confidential Information").

9.3 The Executive agrees that he shall not disclose the Confidential Information (either during the continuance of his employment hereunder or any time thereafter) to any persons other than the Directors of the Company, or as required in the normal course of business and shall not use the Confidential Information (either during the continuance of his employment hereunder or any time thereafter) for his own purposes, or any purposes other than those of the Company. The Executive further agrees in consideration for his continued employment by the Company to execute such further and other agreements concerning the secrecy of the affairs of the Company or any companies with which the Company is affiliated or associated as the Directors of the Company shall reasonably request.

9.4 Information shall not be considered as confidential if at the time of disclosure by the Executive it is generally known to the public or after disclosure by the Executive it becomes known to the public through no violation of this Agreement or is disclosed to the Executive by a third party that it is not under an obligation to maintain the confidentiality of the information.

10.  NON COMPETITION

10.1 The Executive agrees that the Company has a legitimate interest in ensuring that Confidential Information will neither be used by the Company's competition nor by the Executive for a purpose other than the execution of his functions as an employee of the Company. Therefore, the Company and the Executive specifically agree:

     (i) that during the term of his employment, under no circumstances will the Executive compete with the Company either on his own behalf or on behalf of or as an employee of a third party;

     (ii) for a period of twelve (12) months following the termination of his employment with the Company the Executive shall not compete with the Company either on his own account or on behalf of or as an employee of any third party; and

     (iii) for a period of twelve (12) months following the date of termination of his employment with the Company the Executive shall not approach any other employee of the Company for the purpose of recruiting that employee to his own service or offering or causing to be offered to such other employee a new position or employment with any other person or company

10.2 The Executive acknowledges and agrees that there can be no geographic limit to his covenant not to compete due to the nature and extent of the business of the Company, the market for the Company products and the technologies with which the Company is involved.

10.3 The parties to this agreement recognize that a breach by the Executive of any of the covenants contained in Sections 9 and 10 of this Agreement would cause irreparable harm to the Company which could not be adequately compensated for by monetary damages. Accordingly the Executive agrees that in the event of a breach by him of any of the covenants contained in Sections 9 and 10 of this Agreement, he shall and hereby does consent to an injunction being issued against him restraining him from any further breach of the said covenants. The provisions of this section shall not be construed so as to affect or impair any other remedies which the Company may have in the event of such breach, including but not limited to an action for damages.

11.  OWNERSHIP AND USE OF WORK PRODUCTS

11.1 The Executive agrees that any work products produced by the Executive in the course of his employment with the Company whether developed solely by the Executive or jointly with any other party (the "Work Product") shall be the sole and exclusive property of the Company.

11.2 The Company acknowledges that general knowledge and experience including general techniques, algorithms, methods and formulae not developed for the Company's specific application or work gained by the Executive prior to or in the course of his association with the Company, may be used by the Executive at any time prior to, during or subsequent to his association with the Company, unless a specific agreement to the contrary is entered into by the Executive and the Company, as long as the Executive is not in breach of his covenants of non-competition contained herein.

11.3 This Agreement does not apply to any general techniques, formulae, algorithm or method for which no equipment, supplies, facility or other resources or trade secret information of the Company was used and which was developed entirely on the Executive's own time unless such techniques, formulae, algorithms, or method related directly to the business of the Company or the Company's actual demonstrated anticipated research or development.

11.4 At any and all times, either during or after termination of the Executive's employment with the Company, the Executive will promptly, on the request of the Company, perform all such acts and execute and deliver all such documents that may be necessary to vest in the Company the entire right, title and interest in and to any such Work Product. Should any services be rendered after termination of his association with the Company a reasonable compensation will be paid to the Executive upon a per diem basis in addition to reasonable travelling and accommodation expenses incurred as a result of rendering such services.

11.5 The Employee hereby assigns to the Company any rights the Employee may have or acquire in the Work Product and waives all claims whatsoever with respect to the Work Product including any moral rights which he/she may have or acquire in the Work Product or to its use, including the right to restrain or claim damages for any distortion, mutilation or other modification of the Work Product or any part thereof whatsoever, or to restrain use or reproduction of the Work Product in any context, or in connection with any product or service.

12.  TERMINATION OF EMPLOYMENT

12.1 The Executive's employment may be terminated at any time by the Company without previous notice and without payment in lieu of notice for cause which, for the purposes of this agreement shall include but not be limited to:

     (i) dishonesty in the course of the discharge of his duties as an employee;

     (ii) gross negligence or repetitive negligence committed without regard to corrective direction in the course of the discharge of his duties as an employee;

     (iii) conviction of any criminal offence other than an offence which, in the reasonable opinion of the Company does not affect the reputation of the Company or the Executive's position as a representative of the Company;

     (iv)      becoming bankrupt or insolvent;

     (v) any incapacity, other than an illness or disability, which renders the Executive incapable of continuing his employment for a period of 3 months or longer.

12.2 The Executive shall be entitled to terminate his employment with the Company, at will, at any time by giving notice in writing to the Company of not less than eight weeks unless otherwise agreed to in writing by the parties.

12.3 The Company may terminate the employment of the Executive at will and without cause at any time upon payment to the Executive of all salary and bonuses owing up to the date of termination and a severance package consisting of an amount equal to the sum of two times the current base salary plus two times the current year target incentive amount.

12.4 In the event that the Company terminates the employment of the Executive under Section 12.3 above, all stock options to which the Executive is entitled and which would have vested during the period of twenty-four (24) months following the date of termination shall vest immediately as of the date of termination and the Executive shall have a period equal to the earlier of twenty-four (24) months from that date of termination or the original expiry date of the five (5) year vesting period from the date of the grant, to exercise those options.

12.5 The Executive will not be required to mitigate the amount of any payment or benefit provided for under this Section 12 or any damages resulting from a failure of the Company to make any such payment or to provide such benefit, by seeking other employment, or otherwise, nor shall the amount of any payment or benefit provided for under this Section 12 be reduced by any compensation earned by the Executive from employment or self employment.


13.  Board of Director's Seat

On February 1, 2000 the Executive, given no issues have arisen during the Executive's first year of employment, will, subject to shareholder approval at the subsequent Annual General Meeting, be appointed to the Board of Director's of MDSI Mobile Data Solutions Inc.


14.  CHANGE OF CONTROL OF THE COMPANY

14.1 In this section the term "Change of Control" shall mean:

     (a) the sale of greater than 50% of the issued and outstanding common shares in the capital of the Company pursuant to a "takeover bid" (as defined in the British Columbia Securities Act);

     (b) the disclosure that any person (a "Control Person") directly or indirectly, beneficially or legally owns, or exercises control or direction over, greater than 50% of the issued and outstanding shares in the capital of the Company, in any insider trading report, information circular, prospectus, offering memorandum, material change report or other disclosure document of the Company or any such Control Person, filed or required to be filed with the British Columbia Securities Commission, the TSE or any other securities regulatory authority or stock exchange;

     (c) the sale or disposition of all or substantially all of the assets of the Company to a non-affiliated party;

     (d) the merger, amalgamation or consolidation of the Company with or into any other non-affiliated corporation; or

     (e) the appointment of a liquidator, receiver, receiver-manager, or trustee in bankruptcy of the Company, or the making of any assignment or proposal to or for the benefit of the creditors of the Company.

14.2 In the event that the Company undergoes a Change of Control the Executive shall have the right at any time within 30 days from the date on which the Change of Control occurred to resign from his employment with the Company in accordance with Section 12.2 above, in which case he shall be entitled to receive the severance package described in Section 12.3 above.

14.3 In the event that the Executive  resigns from his employment  under Section
14.2 above, all stock options to which the Executive is entitled and which would have vested during the period of twenty-four (24) months following the date of resignation shall vest immediately as of the date of resignation and the Executive shall have a period equal to the earlier of twenty-four (24) months from that date of resignation or the original expiry date of the five (5) year vesting period from the date of the grant, to exercise those options.

14.4 The Executive will not be required to mitigate the amount of any payment or benefit provided for under this Section 14 or any damages resulting from a failure of the Company to make any such payment or to provide such benefit, by seeking other employment, or otherwise, nor shall the amount of any payment or benefit provided for under this Section 14 be reduced by any compensation earned by the Executive from employment or self employment.

15.  RESIGNATION AND INDEMNITY

15.1 Upon termination of this Agreement, the Executive will tender to the Company, and their associated companies, his resignation as an officer and if applicable, his resignation as a director.

15.2 Subject to the Canada Business Corporations Act, as amended from time to time (the "Act"), the Company hereby indemnifies the Executive, his heirs, executors administrators and personal representatives (collectively, the "Indemnitees") and save the Indemnitees harmless against all costs, charges and expenses actually and reasonably incurred by the Indemnities in law, in equity or under any statute or regulation, in connection with any civil, criminal, or administrative claim, action, proceeding or investigation to which the Indemnitees are made a party or in which they are otherwise involved as a witness or other participant by reason of the Executive being or having been a director or officer of the Company or its affiliated or associated companies, including any action brought by the Company or companies, if:

     (i) the Executive acted honestly and in good faith with a view to the best interests of the Company or companies; and

     (ii) in the case of a criminal or administrative claim, action, proceeding or investigation, the Executive had reasonable grounds for believing that his conduct was lawful.

15.3 Without limiting the generality of the foregoing of Section 15.2 the costs, charges and expenses against which the Company will indemnify the Indemnitees include:

     (i)       any and all fees,  costs and  expenses  actually  and  reasonably incurred by the Indemnitees in investigating, preparing for, defending against, providing evidence in, producing documents or taking any other action in connection with any commenced or threatened action, proceeding or investigation, including reasonable legal fees and disbursements, travel, and lodging costs;

     (ii)      any  amounts   reasonably  paid  in  settlement  of  any  action,
               proceeding or investigation;

     (iii) any amounts paid to satisfy a judgement or penalty, including interest and costs; and

     (iv)      all  costs  charges  and  expenses  reasonably  incurred  by  the
               Indemnitees  in  establishing   their  right  to  be  indemnified
               pursuant to this Agreement.

15.4 If the Indemnitees or any one of them are required to include in their income, or in the income of the estate of the Executive, any payment made under this Section 15 for the purpose of determining income tax payable by the Indemnitees or any of them or the estate, the Company shall pay an amount by way of indemnity that will fully indemnify the Indemnitees or estate for the amount of all liabilities described in Section 15.2 and Section 15.3 and all income taxes payable as a result of the receipt of the indemnity payment.

15.5 Upon receipt of a written request by the Indemnitees for indemnification under this Agreement (an "Indemnification Notice"), the Company will forthwith apply to the Supreme Court of British Columbia for approval of the requested indemnification, will diligently proceed to obtain such approval and will take all other steps necessary to provide the requested indemnification as soon as practicable following receipt of the Indemnification Notice.

15.6 Any failure by the Executive in his capacity as a director or officer of the Company to comply with the provisions of the Act or the Memorandum, Articles or Bylaws of the Company will not invalidate any indemnity to which he is entitled under this Agreement.

16.  RETURN OF PROPERTY

16.1 In the event of termination of this Agreement, the Company agrees to pay the Executive all arrears of compensation, and all out of pocket expenses owing, up to and including the effective date of termination, upon receipt from the Executive of (and the Executive agrees to deliver to the Company);

     (i) any property of the Company which may be in the possession or control of the Executive; and

     (ii)      the repayment of any sums owed by the Executive to the Company.


17.  SURVIVAL

17.1 Notwithstanding the termination of this Agreement for any reason whatsoever the provisions of Sections 9, 10, 11 and 14 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

18.  NOTICE

18.1 Any notice or other communication (each a "Communication") to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by telecopier, addressed as follows:

TO:        MDSI Mobile Data Solutions Inc.
           10271 Shellbridge Way
           Richmond, B.C. V6X 2W8

           Attn:    Chief Executive Officer
           Phone:   604-207-6000
           Fax:     604-207-6062

AND TO:    Robert G. Cruickshank
           4139 Crown Crescent
           Vancouver, B.C. V6R 2A8
           Phone:   604-228-1608

or at such other address or telecopier number as shall have been designated by Communication by either party to the other. Any Communication shall be conclusively deemed to be received, if given by personal delivery, on the date and at the time of actual delivery thereof and, if given by registered mail, on the fifth day following the date of mailing, if given by telecopier, on the business day following the transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any actual or threatened interruptions of the mails, such Communication shall not be sent by mail but shall be given by personal delivery or telecopier.

19.  ENTIRE AGREEMENT

19.1 Any other previous agreements, written or oral, between the parties hereto relating to the employment of the Executive by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes and demands whatsoever under or in respect of any such agreement. This Agreement, together with the Plans and Programmes which are by reference expressly incorporated into it, constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Executive by the Company, and with reference to any of the matters or things herein provided for, or herein before discussed or mentioned with reference to such employment; all promises, representations, and understandings relative thereto being merged herein.

20.  AMENDMENTS AND WAIVERS

20.1 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver or any breach of any by the party purporting to give the same and, unless otherwise provided in the written and signed waiver, shall be limited to the specific breach waived.

21.  BENEFITS OF AGREEMENT

21.1 The provisions of this Agreement shall enure to the benefit of and be binding upon the legal representatives of the Executive and the successors and assigns of the Company respectively.

22.  SEVERABILITY

22.1 If any provision of this Agreement is deemed to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity or any other provision hereby declared and agreed to be severable from each and every other section, subsection or provision hereof and to constitute separate and distinct covenants. The Executive hereby agrees that all restrictions herein are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive.

23.  GOVERNING LAW

23.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The Company and the Executive hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia, exclusively.

24.  COPY OF AGREEMENT

24.1 The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written:

SIGNED, SEALED AND DELIVERED           )
by ROBERT G. CRUICKSHANK               )
in the presence of:                    )
                                       )
----------------------------           )
Witness                                )    ---------------------------------
                                       )    ROBERT G. CRUICKSHANK
----------------------------           )
Address                                )
                                       )
----------------------------           )
Occupation                             )


MDSI MOBILE DATA SOLUTIONS INC.


Per: ---------------------------------
     Authorized Signatory

                                            Schedule "A"

Job Description: President and Chief Operating Officer

Purpose:

To establish short-term and long-range objectives, plans and policies subject to the approval of the CEO and/or the Board of Directors. To direct financial, organizational, operational and business planning activities; monitor performance to ensure objectives are met. Ensure that the strategic direction of the Company is defined and executed. Represent the organization with its major customers, the financial community, government and the public.

Duties and Responsibilities

Develop broad corporate goals and objectives and strategies in accordance with corporate vision and mission as agreed to with the Board of Directors. Directs and coordinates major organizational units so that their activities are carried out in an integrated manner consistent with the overall corporate objective.

Determines broad policies in conjunction with executive team.

Establishes accountability and authority for subordinate executives and monitors their performance in execution of business plans, financial results and organizational objectives. Take corrective action as required.

Implements on a continuous basis an organizational structure and staffing plan that meets the on-going operational needs of the company

Establishes in conjunction with executive team an organizational climate conducive to maximizing employee potential and productivity and retention of key personnel; ensures an infrastructure is in place that motivates, recognizes and rewards employees in a manner consistent with individual and corporate results.

In conjunction with the CEO presents budgets to the Board of Directors for approval, reviews financial results, and capital expenditures on a regular basis, takes corrective action as necessary to ensure financial objectives achieved.

Represents the organization in important external business relationships with major clients, strategic partners, financial community, government and public to ensure a positive organization profile.

In conjunction  with the CEO identify  opportunities  for strategic  partnering,
acquisition,   mergers  etc.  Participate  in  negotiations  on  behalf  of  the corporation in order to maximize profitability and future potential.

Constantly  reassess  corporate   strategies  and  initiatives  to  ensure  that
corporate profitability is achieved.

The above outlines essential responsibilities and activities and is not intended to be an exhaustive list. Depending on organization requirements other duties may be assigned.

Specialized Skills

Broad general knowledge of the high tech industry and an ongoing awareness of technology development and advancements. Skills in general and strategic business management, innovative and strategic planning, effective decision making, leadership communications and employee/customer relations.

                                  SCHEDULE "1"

40 % of base salary based 80% on achievement of the company's EPS targets in each quarter and 20% on personal performance determined annually.

The company's EPS targets in each quarter are either achieved or not with achievement resulting in the payment of the entire (80% of 40%) incentive within 30 days of the company's quarterly results being announced. 50% of any missed quarters incentive (i.e. 40% of 40%) can be recovered if the year's EPS target is achieved. This would be paid along with any other incentive achieved for the year.

Personal performance is actually 20% of the target 40% and 20% of the stretch 40% incentive or 16% of base salary. The performance rating will be based on a 1-10 rating scale where 1 = intolerable, 2 = less than tolerable, 3 = barely tolerable, 4 = satisfactory -, 5 = satisfactory, 6 = satisfactory +, 7 = exceeding, 8 = exceeding +, 9 = excelling, 10 = exceptional. A 5 rating would therefore result in 8% of base salary as an incentive, 7.5 would 12%, and so on. Personal results are based on a performance plan, which articulates a set of personal objectives for the year.



                                  SCHEDULE "2"



Schedule 2 - 40% of base salary based 80% on exceeding the target EPS for the year and 20% on personal performance as described above.

The determination of % achievement of stretch incentive (0-32% of base) will be in direct relationship to the % achievement of the EPS stretch target for the year as set by the Board of Directors (e.g. 50% of difference between target and stretch achieved = 50% of 32% or 16% of base salary).

Payment of annual incentives will be within 30 days of announcing the company's annual results.